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                                                                    EXHIBIT 99.1

[Ptek Holdings Logo]

The Lenox Building
3399 Peachtree Road, NE  Suite 600
Atlanta, GA 30326


June 12, 2001


Dear Shareholders, Employees and Friends of Ptek:

I pledged at the beginning of the year to communicate with you more frequently, and to tell the good news about Ptek at every opportunity. I am pleased to inform you that last week Morgan Keegan, a well-respected regional investment bank headquartered in Memphis, Tennessee, initiated research coverage on our company. Their Market Perform rating, which is the equivalent of a Buy rating, is a very positive sign, I believe, for Ptek.

I am grateful to Morgan Keegan for their interest in our company and for their thorough analysis of our business. We think you'll find their discussion of our company's valuation as reported on pages 29 through 34 of particular interest. For a copy of the latest coverage, I suggest you call Kevin Jankoski at Morgan Keegan at (877) 756-7572.

Through the end of the first quarter, we increased by 53% the number of Ptek shares held by institutions. Our plan is to continue to build a profile of our stock through increased exposure to institutions and by encouraging other leading investment banking companies to take an interest in our performance and to initiate research coverage.

We conducted our annual shareholders' meeting on June 5. You may view the company's presentations at www.ptek.com. Additionally, our Web site has been redesigned to better reflect our corporate positioning as the leading provider of mission critical communications and data services for global Fortune 1000 companies.

I remain excited about the many opportunities we have at Ptek and I will continue to keep you updated on our progress. If you are not currently receiving these updates via e-mail or fax and would like to, please visit our Web site at www.ptek.com and click on the invest section. Or, you can fax in your contact information to Investor Relations at (404) 262-8525.

Sincerely,

/s/ Boland T. Jones

Boland T. Jones
Chairman and CEO


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